Exhibit 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x262	(310) 208-2550
e-mail: jpellizzon@ceradyne.com	dmatsui@sha-ir.com

CERADYNE, INC. REPORTS FIRST QUARTER 2005 RESULTS

Costa Mesa, CA (April 28, 2005) – Ceradyne, Inc. (Nasdaq:CRDN) today reported financial results for the first quarter ended March 31, 2005.

Net sales for the quarter increased 90% to $69.8 million from $36.7 million in first quarter 2004. Net income for the quarter was $6.0 million, a 20% increase from $5.0 million for first quarter 2004. Earnings per share this quarter were $0.24 per diluted share vs. $0.21 per diluted share for the comparable year-ago quarter. The earnings per share have been adjusted for the three for two stock split effective on January 18, 2005. The tax provision combining federal and state tax rates was 38% for both first quarters ended 2005 and 2004. Operations of our recently acquired ESK Ceramics subsidiary, which have been consolidated since September 1, 2004, contributed $28.9 million to first quarter 2005 sales.

New bookings for the quarter were $56.6 million compared to $34.0 million in first quarter 2004. Backlog at the end of the quarter was $186.7 million compared to approximately $101.4 million in first quarter 2004.

Gross profit margin was 31.4% of net sales in first quarter 2005 compared to 31.8% of net sales in first quarter 2004.

Joel P. Moskowitz, Ceradyne chief executive officer, commented: “As we had stated in our press release of April 14, 2005, during the first quarter 2005, the government directed Ceradyne to convert its small arms protective insert (SAPI) lightweight ceramic body armor product to a revised requirement. This significant change resulted in a delay in body armor shipments, which the Company anticipates will be made up in the balance of 2005. Ceradyne’s new designs have been approved by the government and over 25,000 plates have been shipped to date and meet the new requirement while the Company continues to develop additional, improved armor designs.

“Our strategy continues to be to aggressively expand production and marketing efforts in defense and armor business, to enhance corporate performance, and save American lives. We will also continue our efforts to increase our non-defense business. It is interesting to note that the ‘non-armor’ portion of the Company’s business resulted in 69% of Q1 new bookings, which indicates expansion of our industrial and commercial applications. We believe that our lightweight ceramic armor business in 2005, as a percentage of total sales, will be approximately 50% of sales compared to approximately 59% of 2004 sales. This is projected to be accomplished with an increase in total 2005 sales of approximately 50% compared to 2004.”

Ceradyne will host a conference call today at 8:00 a.m. PDT to discuss its 2005 first quarter results. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.Fulldisclosure.com. These web sites will also host an archive of the teleconference. A telephonic playback will also be available for 48 hours beginning at 11:30 a.m. PDT on April 28. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 5585285.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties include the ability of Ceradyne to successfully integrate the Ceradyne and ESK business and achieve anticipated operating synergies, and fluctuations between the value of the dollar and Euro. Other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the Securities and Exchange Commission.

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Below is a summary of unaudited comparative results. Amounts in thousands except per share data.

	Three Months Ended March
	2005	2004
NET SALES	$69,791	$36,687
Cost of product sales	47,894	25,034

GROSS PROFIT	21,897	11,653

Operating expenses:
Selling	4,799	711
General and administrative	4,545	2,607
Research and development	1,861	441

	11,205	3,759

INCOME FROM OPERATIONS	10,692	7,894
Other income (expense):
Other income	364	229
Interest (expense)	(1,371)	—

	(1,007)	229
INCOME BEFORE PROVISION FOR INCOME TAXES	9,685	8,123
Provision for income taxes	3,700	3,111

NET INCOME	$5,985	$5,012

Earnings per share, basic	$0.24	$0.21
Earnings per share, diluted	$0.24	$0.21

Avg. shares outstanding, basic	24,494	23,911
Avg. shares outstanding, diluted	24,930	24,442

Condensed Consolidated Balance Sheets (in thousands):
	March 31, 2005	December 31, 2004
Cash and Cash Equivalents	$1,766	$4,521
Short Term Investments	8,864	10,041
Other Current Assets	126,501	133,435
Net Property, Plant and Equipment	158,615	162,278
Other Assets	19,361	6,079

Total Assets	$315,107	$316,354

Current Liabilities	$55,607	$56,258
Long term debt	108,722	108,625
Non current liabilities	10,399	10,735
Deferred tax liability	5,833	5,695
Stockholders’ Equity	134,546	135,041

Total Liabilities and Stockholders’ Equity	$315,107	$316,354

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